Exhibit 21.1

Independence Resources PLC

List of Subsidiaries

Senetek Drug Delivery Technologies Inc., a Delaware corporation, is a wholly owned subsidiary of the registrant, Independence Resources PLC

Carmé Cosmeceutical Sciences Inc., Delaware corporation, is a wholly owned subsidiary of the registrant, Independence Resources PLC

Iron Eagle Acquisitions, Inc., a Nevada corporation, is a wholly owned subsidiary of the registrant, Independence Resources PLC

Senetek Denmark ApS, formed by under the laws of Denmark, is a wholly owned subsidiary of the registrant, Independence Resources PLC